Exhibit 99.1

              First United Corporation Added to Russell 3000 Index

FOR IMMEDIATE RELEASE (Oakland, Maryland) --- On July 9, 2003, it was announced by the Frank Russell Company, that First United Corporation has been added to the Russell 3000(R) index. The Russell 3000(R) index is comprised of the 3,000 largest U.S. companies ranked by market capitalization. Annually, on May 30, the Frank Russell Company compiles a list of all U.S. stocks ranked by capitalization. During the month of June, preliminary lists of additions and deletions to the Russell 3000 are posted, with final decisions made on July 9 of each year. This realignment of companies within the index provides a ranking of stock market activity and performance. It is estimated that $250 billion is invested in index funds based on the Russell 3000 index.
     "We are pleased with the addition of First United Corporation into the Russell 3000(R), because it recognizes the response of our investment community to First United's growth and strong financial performance", stated William B. Grant, Chairman and Chief Executive Officer of First United Corporation.
     First United Corporation (NASDAQ:FUNC) operates one full-service commercial bank, First United Bank & Trust. The Bank has a network of community offices in Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Hampshire, and Berkeley Counties in West Virginia. First United's website can be located at www.mybankfirstunited.com. As of March 31, 2003, the Corporation posted assets of $984.98 million and had 6,087,433 shares outstanding.
     First United Corporation has made certain "forward-looking" statements with respect to this news release. Such statements should not be construed as guarantees of future performance. Actual results may differ from "forward-looking" information as a result of any number of unforeseeable factors, which include, but are not limited to, the effect of prevailing economic conditions, the overall direction of government policies, unforeseeable changes in the general interest rate environment, competitive factors in the marketplace, business risk associated with credit extensions and trust activities, and other risk factors. These and other factors could lead to actual results, which differ, materially from management's statements regarding actual performance. For a more complete discussion of these and other risk factors, please see "Rick Factors" in Part I, Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002.